Exhibit 99.1

Watson Wyatt Worldwide Reports Second Quarter EPS of $0.82 on Strong Revenue Growth

Fiscal Year EPS Guidance Increased

ARLINGTON, Va.--(BUSINESS WIRE)--Watson Wyatt Worldwide, Inc. (NYSE, NASDAQ: WW), a leading international human capital and financial management consulting firm, today announced financial results for the second quarter of fiscal year 2008, which ended December 31, 2007.

Revenues were $447.0 million for the quarter, an increase of 22% (18% constant currency) from the second quarter of fiscal 2007 revenues of $366.4 million. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 9% from the second quarter of fiscal 2007. Net income for the second quarter of fiscal 2008 was $36.8 million, or $0.82 per diluted share, an increase from $26.0 million or $0.58 per diluted share in the prior-year second quarter. When compared to prior-year second quarter, exchange rates had a positive impact of $0.03 per diluted share on net income.

“We had an outstanding quarter, as strong revenue growth across all segments produced exceptional bottom-line results,” said John Haley, president and chief executive officer. “With a diverse service portfolio, a global platform and excellent operating leverage, we are well positioned for the current economic times.”

Operating Highlights

  Benefits Group revenues (representing 54% of second-quarter revenues) were $244 million for the second quarter of fiscal 2008, an increase of 24% (20% constant currency) from $197 million in the prior-year second quarter. Excluding the impact of acquisitions and changes in foreign exchange rates, revenues increased 5% from prior year. The increase in organic revenues was largely due to increased demand for valuation, plan design and pension administration services in North America.
  Technology and Administration Solutions Group revenues (representing 11% of second-quarter revenues) were $50 million for the second quarter of fiscal 2008, an increase of 19% (17% constant currency) from $42 million in the prior-year second quarter. The increase in reported revenues resulted primarily from an increase in the number of projects in service in North America as well as modifications to systems already in service. Several clients requested changes to their systems this quarter as they implemented certain provisions of the Pension Protection Act. At December 31, 2007, 111 projects were in service, compared to 75 at December 31, 2006. We have an additional 60 projects in the implementation phase in North America. Revenues from administration services in Europe also increased.
  Human Capital Group revenues (representing 12% of second-quarter revenues) were $53 million for the second quarter of fiscal 2008, an increase of 17% (15% constant currency) from $46 million in the prior-year second quarter. Demand for our services was strong in all geographic regions.
  Insurance & Financial Services Group revenues (representing 7% of second-quarter revenues) were $30 million for the second quarter of fiscal 2008, an increase of 12% (7% constant currency) from $27 million in the prior-year second quarter. The increase in revenues was due to increased demand for our services in Europe and Asia Pacific.
  Investment Consulting Group revenues (representing 9% of second-quarter revenues) were $42 million for the second quarter of fiscal 2008, an increase of 30% (25% constant currency) from $33 million in the prior-year second quarter. The revenue increase was due to strong demand for all of our services, particularly advice on investment strategy.

Outlook for Fiscal Year 2008

For fiscal year 2008, the company expects revenues to be in the range of $1.68 billion to $1.72 billion and earnings per diluted share for the year are expected to be in the range of $3.10 to $3.15. This guidance assumes an average exchange rate of 1.95 U.S. dollars to the British pound for the third and fourth quarters of fiscal year 2008.

For the third quarter of fiscal 2008, the company expects revenues to be in the range of $435 million to $443 million and earnings per diluted share for the quarter are expected to be in the range of $0.79 to $0.81. This guidance assumes an average exchange rate of 1.95 U.S. dollars to the British pound for the third quarter of fiscal 2008.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the second quarter of fiscal 2008. It will be held on Thursday, February 7, 2008, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 23629107.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; the successful exit of the multi-employer retirement business; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; foreign currency exchange and interest rate fluctuations; exposure to liabilities of acquired businesses that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and filed on August 24, 2007, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,000 associates in 32 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006

Revenue	$447,032	$366,425	$848,719	$702,429

Costs of providing services:
Salaries and employee benefits	249,073	201,045	468,436	386,640
Professional and subcontracted services	29,293	26,130	54,820	46,165
Occupancy, communications and other	49,307	45,682	93,232	86,633
General and administrative expenses	41,791	39,461	86,096	77,560
Depreciation and amortization	17,626	13,923	34,960	26,674
	387,090	326,241	737,544	623,672

Income from operations	59,942	40,184	111,175	78,757

Loss from affiliates	(1,499)	(638)	(574)	(867)
Interest expense	(1,969)	(589)	(4,227)	(1,032)
Interest income	927	762	2,771	2,212
Other non-operating income	186	68	275	104

Income before income taxes	57,587	39,787	109,420	79,174

Provision for income taxes	20,806	13,793	38,195	28,366

Net income	$36,781	$25,994	$71,225	$50,808

Earnings per share:
Net income - Basic	$0.87	$0.61	$1.68	$1.20
Net income - Diluted	$0.82	$0.58	$1.60	$1.14

Weighted average shares of common stock, basic (000)	42,338	42,407	42,313	42,401
Weighted average shares of common stock, diluted (000)	44,649	44,525	44,652	44,545

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$244,096	$196,709	$470,665	$382,064
Technology and Administration Solutions Group	49,570	41,504	90,047	78,705
Human Capital Group	53,450	45,536	96,164	85,115
Insurance & Financial Services Group	30,331	26,985	58,332	53,368
Investment Consulting Group	42,362	32,557	82,306	59,925
Total segment revenue	419,809	343,291	797,514	659,177
Other, including reimbursable expenses	27,223	23,134	51,205	43,252
Consolidated revenue	$447,032	$366,425	$848,719	$702,429

Net operating income
Benefits Group	$63,883	$47,923	$120,933	$92,845
Technology and Administration Solutions Group	16,431	10,689	24,810	19,084
Human Capital Group	12,538	8,322	18,125	13,376
Insurance & Financial Services Group	(296)	3,261	1,154	8,330
Investment Consulting Group	14,613	10,118	28,734	16,684
Total segment net operating income	107,169	80,313	193,756	150,319
Discretionary compensation	(52,490)	(36,460)	(93,880)	(66,380)
Other income (expense), net	2,908	(4,066)	9,544	(4,765)
Income before income taxes	$57,587	$39,787	$109,420	$79,174

	December 31,
	2007	2006
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	3,270	2,680
Technology and Administration Solutions Group	830	750
Human Capital Group	835	790
Insurance & Financial Services Group	425	370
Investment Consulting Group	450	370
Other (including Communication)	805	790
Corporate	605	590
Total	7,220	6,340

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	December 31,	June 30,
	2007	2007

Assets
Cash and cash equivalents	$103,583	$248,186
Receivables from clients:

Billed, net of allowances of $10,418 and $6,216	251,524	227,130
Unbilled, at estimated net realizable value	125,778	109,697
	377,302	336,827

Other current assets	77,424	51,749
Total current assets	558,309	636,762

Fixed assets, net	178,046	172,147
Deferred income taxes	69,424	66,751
Goodwill	608,883	382,936
Intangible assets, net	235,156	211,715
Other assets	59,988	59,398

Total Assets	$1,709,806	$1,529,709

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$271,883	$303,346
Income taxes payable and deferred	8,006	7,062
Total current liabilities	279,889	310,408

Revolving credit facility	107,000	105,000
Accrued retirement benefits	227,241	198,677
Deferred rent and accrued lease losses	30,366	32,686
Contingency stock payable	98,436	-
Other noncurrent liabilities	104,858	95,419

Total Liabilities	847,790	742,190

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value: 1,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock - $.01 par value: 99,000,000 shares authorized; 42,763,451 and 42,513,451 issued and 42,316,919 and 42,430,316 outstanding	428	428
Additional paid-in capital	398,706	395,521
Treasury stock, at cost - 446,532 and 463,659 shares	(21,102)	(22,251)
Retained earnings	397,155	336,101
Accumulated other comprehensive income	86,829	77,720
Total Stockholders' Equity	862,016	787,519

Total Liabilities and Stockholders' Equity	$1,709,806	$1,529,709

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Six months ended December 31,
	2007	2006

Cash flows (used in)/from operating activities:
Net income	$71,225	$50,808
Adjustments to reconcile net income to net cash (used in)/from operating activities:
Provision for doubtful receivables from clients	7,706	4,932
Depreciation	26,948	22,025
Amortization of intangible assets	8,012	4,649
Provision for (benefit from) deferred income taxes	2,024	2,087
(Income)/loss from affiliates	574	867
Other, net	1,379	188
Changes in operating assets and liabilities, net of business acquisitions
Receivables from clients	(29,215)	(34,754)
Other current assets	(13,921)	(30,197)
Other assets	727	585
Accounts payable and accrued liabilities	(26,682)	(57,618)
Income taxes payable and deferred	1,431	6,020
Accrued retirement benefits	4,308	6,180
Deferred rent and accrued lease losses	(2,320)	(752)
Other noncurrent liabilities	(3,924)	5,914
Cash flows used in operating activities:	48,272	(19,066)

Cash flows used in investing activities:
Business acquisitions and contingent consideration payments	(134,748)	(1,322)
Purchases of fixed assets	(12,844)	(18,586)
Capitalized software costs	(12,256)	(10,672)
Investment in PCIC	(1,914)	-
Contingent proceeds from divestitures	275	104
Cash flows used in investing activities:	(161,487)	(30,476)

Cash flows from/(used in) financing activities
Borrowings (repayments) under Credit Facility	2,000	(30,000)
Dividends paid	(6,360)	(6,358)
Repurchases of common stock	(28,282)	(20,065)
Issuances of common stock and excess tax benefit	7,504	6,814
Cash flows from/(used in) financing activities	(25,138)	(49,609)

Effect of exchange rates on cash	(6,250)	2,277

Decrease in cash and cash equivalents	(144,603)	(96,874)

Cash and cash equivalents at beginning of period	248,186	165,345

Cash and cash equivalents at end of period	$103,583	$68,471

CONTACT:
Watson Wyatt Worldwide, Inc.
Carl D. Mautz
Chief Financial Officer
(703) 258-7556